UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTION, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                   Commission File No. 001-32581

(check one) | |  Form 10-K   | |  Form 20-F    | |  Form 11-K   |X|  Form 10-QSB
            | |  Form N-SAR
            For the period ended: March 31, 2007

       | |  Transition Report on Form 10-K
       | |  Transition Report on Form 20-F
       | |  Transition Report on Form 11-K
       | |  Transition Report on Form 10-Q
       | |  Transition Report on Form N-SAR
       For the transition period ended:

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  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

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Part I-Registrant Information
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Full name of Registrant:                          Lotus Pharmaceuticals, Inc.
Former name if Applicable:                        S.E Asia Trading Company, Inc.
Address of Principal Executive Office
  (Street and Number):                            7900 Glades Road, Suite 420
City, State and Zip Code:                         Boca Raton, Florida 33484

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Part II-Rule 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report of
            Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III-Narrative
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Company has incurred a delay in assembling the information required to be included in its Quarterly Report on Form 10-QSB for the period ended March 31, 2007 (the "Quarterly Report"). The Company expects to file its Quarterly Report with the U.S. Securities and Exchange Commission within the allotted extension period.

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Part IV-Other Information
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(1) Name and telephone number of person to contact in regard to this notification:

       Adam Wasserman                 (877)                   801-0344
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       (Name)                       (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                                  |X| Yes | | No

If the answer is no, identify report(s)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  | | Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           LOTUS PHARMACEUTICALS, INC.
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                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

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Date: May 16, 2007                        By: /s/ Adam Wasserman
                                              -------------------------------
                                                  Adam Wasserman
                                                  Chief Financial Officer
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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